UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MiNK Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

MINK THERAPEUTICS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date	June 12, 2024

Time	9:30 A.M., Eastern Time

Webcast Address	Live audio web conference at www.virtualshareholdermeeting.com/INKT2024

Proposals	1. To elect Brian Corvese and Peter Behner as Class III directors, each for a term of three years expiring at the 2027 Annual Meeting of Stockholders.

2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

3. To consider any other business as may properly come before the 2024 Annual Meeting of Stockholders or any postponement or adjournment of the meeting.

Record Date	You are entitled to vote if you were a stockholder of record on April 17, 2024.

A list of stockholders entitled to vote will be open for examination by any stockholder for any purpose germane to the 2024 Annual Meeting of Stockholders for ten days before the meeting during ordinary business hours at our principal offices at 149 Fifth Avenue, Suite 500, New York, New York 10010.

It is important that your shares be represented at the 2024 Annual Meeting of Stockholders. Therefore, whether or not you plan to attend the meeting virtually, please complete your proxy and return it to us. If you attend the 2024 Annual Meeting of Stockholders virtually and wish to vote at the meeting, your proxy will not be used. You may also vote your shares over the internet or by telephone. Instructions for internet or telephonic voting are printed on your proxy card.

By order of the Board of Directors,

Jennifer Buell, Ph.D., President and Chief Executive Officer

XX , 2024

TABLE OF CONTENTS

Page
GENERAL INFORMATION ABOUT OUR VIRTUAL STOCKHOLDER MEETING	2
VOTING PROCEDURES	2
PROPOSAL 1—TO ELECT PETER BEHNER AND BRIAN CORVESE AS CLASS III DIRECTORS, FOR A TERM OF THREE YEARS EXPIRING AT THE 2027 ANNUAL MEETING OF STOCKHOLDERS	6
OUR CORPORATE GOVERNANCE	9
EXECUTIVE COMPENSATION	14
DIRECTOR COMPENSATION	20
OWNERSHIP OF OUR COMMON STOCK	21
DELINQUENT SECTION 16(a) REPORTS	22
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	22
PROPOSAL 2—TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024	25
REPORT OF THE AUDIT COMMITTEE	26
ADDITIONAL INFORMATION	27

i

MiNK Therapeutics, Inc.

149 Fifth Avenue, Suite 500

New York, NY 10010

Telephone: (212) 994-8250

PROXY STATEMENT

April 29, 2024

This proxy statement contains information about the 2024 Annual Meeting of Stockholders of MiNK Therapeutics, Inc. (the “Annual Meeting”), including any postponements or adjournments of the meeting. The Annual Meeting will be held virtually by live audio web conference at www.virtualshareholdermeeting.com/INKT2024 on June 12, 2024 at 9:30 A.M., Eastern Time.

In this proxy statement, we refer to MiNK Therapeutics, Inc. as “MiNK,” “us,” “we” or the “Company.”

This proxy statement and solicitation is being made on behalf of the Board of Directors of MiNK.

In accordance with the “notice and access” rules approved by the Securities and Exchange Commission (“SEC”) and in connection with the solicitation of proxies by our Board of Directors, on or about April 29, 2024 we first sent a Notice of Internet Availability of Proxy Materials and provided access to our proxy materials (consisting of this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2023 and a form of proxy) over the internet to each stockholder entitled to vote at the Annual Meeting. We intend to mail to requesting stockholders full sets of our proxy materials (consisting of this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2023 and a form of proxy) on or about April 29, 2024.

Our Annual Report on Form 10-K for the year ended December 31, 2023 is also available on our corporate website at https://investor.minktherapeutics.com/financial-information/sec-filings and through the SEC’s EDGAR system at http://www.sec.gov. To request a printed copy of our Annual Report on Form 10-K, which we will provide to you without charge, write to Investor Relations, MiNK Therapeutics Inc., 149 Fifth Avenue, Suite 500, New York, NY 10010. No material on our website is part of this proxy statement.

GENERAL INFORMATION ABOUT OUR VIRTUAL STOCKHOLDER MEETING

Why a virtual meeting?	We have designed the virtual format for ease of stockholder access and participation. Stockholders may vote and submit questions online during the meeting by following the instructions below.

Who can attend the 2024 Annual Meeting?	Any Company stockholder as of the close of business on the record date (April 17, 2024) may attend the 2024 Annual Meeting.

How do I attend the 2024 Annual Meeting?

Our Annual Meeting will begin promptly at 9:30 a.m. Eastern Time in a virtual meeting format at www.virtualshareholdermeeting.com/INKT2024. To participate in the Annual Meeting, you will need the 16-digit control number included in your Notice Regarding the Availability of Proxy Materials, your proxy card or on the instructions that accompanied your proxy materials. We encourage you to access the meeting prior to the start time. Online check-in will start 15 minutes before the meeting, and you should allow ample time for the check-in procedures. If your shares are held in a bank or brokerage account, instructions should also be provided on the voting instruction form provided by your bank or brokerage firm.

If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest,” but you will not be able to vote, ask questions or access the list of stockholders as of the record date.

What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the virtual Annual Meeting website?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log-in page.

VOTING PROCEDURES

YOUR VOTE IS IMPORTANT. PLEASE TAKE THE TIME TO VOTE. Stockholders have a choice of voting over the internet, by telephone, by mail using a proxy card, or by attending the 2024 Annual Meeting virtually. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you. If you vote over the internet, by telephone, or virtually at the 2024 Annual Meeting, you do not need to return your proxy card.

Who can vote?

Each share of our common stock that you owned as of the close of business on April 17, 2024 (the “record date”) entitles you to one vote on each matter to be voted upon at the 2024 Annual Meeting. On the record date, there were 34,703,984 shares of MiNK common stock issued, outstanding, and entitled to vote.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the “notice and access” rules adopted by the SEC, we provide stockholders access to our proxy materials over the internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (“Notice”) to all of our stockholders as of the record date. The Notice includes instructions on how to access our proxy materials over the internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings of stockholders on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you revoke the election and request a full set of printed proxy materials.

What is the difference between holding shares directly in my

If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are considered the “stockholder of record.” The Notice was sent directly to you by our tabulator, Broadridge Financial Solutions, Inc. (“Broadridge”), on behalf of MiNK.

name and holding shares in “street name”?	If your shares are held for you in an account by a broker, bank, or other nominee, you are considered the beneficial owner of shares held in “street name.”

How do I vote?

If your shares are registered directly in your name, you may vote:

•
Over the internet. Go to the website of our tabulator, Broadridge, at http://www.proxyvote.com and follow the instructions. Your shares will be voted according to your instructions. If you do not specify how you want to vote your shares, your internet vote will not be completed and you will receive an error message. If you hold your shares directly and wish to vote over the internet, your vote must be received by 11:59 P.M. Eastern Time on June 11, 2024. If your shares are held in a Company stock plan and you wish to vote over the internet, your vote must be received by 11:59 P.M. Eastern Time on June 8, 2024.

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By telephone. Dial 1-800-690-6903 using any touch-tone telephone and follow the instructions. Your shares will be voted according to your instructions. If you hold your shares directly and wish to vote over the telephone, your vote must be received by 11:59 P.M. Eastern Time on June 11, 2024. If your shares are held in a Company stock plan and you wish to vote over the telephone, your vote must be received by 11:59 P.M. Eastern Time on June 8, 2024.

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By mail. Complete and sign the enclosed proxy card and mail it in the enclosed postage prepaid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The proxy card delivered by mail must be received on or prior to June 11, 2024. Your shares will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

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At the 2024 Annual Meeting. You may vote your shares at www.virtualshareholdermeeting.com/INKT2024 during the 2024 Annual Meeting. You will need the 16-digit control number that is on either the notice or the proxy card when voting. Additional instructions regarding voting will be provided on the 2024 Annual Meeting website.

If your shares are registered in “street name,” you have the right to direct your broker, bank, or nominee how to vote your shares by using the voting instruction card included in the mailing, or by following their instructions for voting over the internet or by telephone.

How can I change my vote?

If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the 2024 Annual Meeting. To do this, you must do one of the following:

•
Vote over the internet as instructed above. Only your latest internet vote is counted.

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Vote by telephone as instructed above. Only your latest telephonic vote is counted.

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Sign a new proxy card and submit it as instructed above.

•
Attend the 2024 Annual Meeting and virtually vote at the meeting.

Attending the meeting will not revoke your proxy unless you specifically request it. Please refer to the instructions on page 1 for information on how to attend our 2024 Annual Meeting. You may vote during the meeting by following the instructions available on the meeting website.

If your shares are held in “street name,” you may submit new voting instructions by contacting your broker, bank, or nominee. You may also vote at the 2024 Annual Meeting if you deliver a valid and completed proxy card as described in the answer to the “How do I vote?” question above.

Will my shares be voted if I do not return my proxy?

If your shares are registered directly in your name, your shares will not be voted if you do not vote over the internet, vote by telephone, return your proxy, or vote via the web portal at the 2024 Annual Meeting.

If your shares are held in “street name,” your broker, bank, or nominee, under certain circumstances, may vote your shares for you if you do not return your proxy. A broker, bank, or nominee has authority to vote customers’ unvoted shares on some routine matters. If you do not give a proxy to your broker, bank, or nominee to vote your shares, it may either vote your shares on routine matters, or leave your shares unvoted. Proposal 2 (to ratify the appointment of KPMG LLP as our independent registered public accounting firm) is the only proposal that is considered a routine matter for this purpose. Your broker, bank, or nominee cannot vote your shares with respect to non-routine matters unless they receive your voting instructions. We encourage you to provide voting instructions to your broker, bank, or nominee by giving them your proxy. This ensures your shares will be voted at the 2024 Annual Meeting according to your instructions. You should receive directions from your broker, bank, or nominee about how to submit your proxy to them at the time you receive this proxy statement.

What does it mean if I receive more than one proxy card?

It means that you have more than one account, which may be at the transfer agent or brokers. Please vote over the internet or by telephone, or complete and return all proxies for each account to ensure that all of your shares are voted.

How many shares must be present to hold the 2024 Annual Meeting?

A majority of our outstanding shares of common stock as of the record date must be present at the 2024 Annual Meeting to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if the shares are voted in person or by proxy at the meeting. Shares that are present that vote to abstain or do not vote on one or more of the matters to be voted upon are counted as present for establishing a quorum.

If a quorum is not present, the 2024 Annual Meeting will be adjourned until we obtain a quorum.

What vote is required to approve each matter and how are votes counted?

Proposal 1—To elect Brian Corvese and Peter Behner as Class III directors, for a term of three years expiring at the 2027 Annual Meeting of Stockholders.

The nominees for director receiving the highest number of votes FOR election will be elected as a director. This is called a plurality. You may vote FOR the nominees or WITHHOLD your vote from one or more of the nominees. If your shares are held by your broker, bank, or nominee in “street name” and if you do not vote your shares or instruct your broker, bank, or nominee how to vote with respect to this item, your unvoted shares will be counted as “broker non-votes” (when a broker does not have authority to vote on the proposal in question). “Broker non-votes” are not counted for purposes of electing directors. Votes that are withheld will not be included in the vote tally for the election of directors and will have no effect on the results of the vote.

Proposal 2—To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

To approve Proposal 2, a majority of the votes cast by stockholders present in person or represented by proxy at the 2024 Annual Meeting and voting on the matter must vote FOR Proposal 2. If your shares are held by your broker, bank, or nominee in “street name,” and you do not vote your shares, your broker, bank, or nominee has authority to vote your unvoted shares on Proposal 2. If the broker, bank, or nominee does not vote your unvoted shares, there will be no effect on the vote because these “broker non-votes” are not considered to be voting on the matter. Abstentions will not be counted as votes cast or shares voting on Proposal 2 and will have no effect on the vote.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote:

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FOR Proposal 1—To elect the nominated Class III directors, for a term of three years expiring at the 2027 Annual Meeting of Stockholders.

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FOR Proposal 2—To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

Are there other matters to be voted on at the 2024 Annual Meeting?

We do not know of any other matters that may come before the 2024 Annual Meeting. If any other matters are properly presented to the meeting, the persons named in the accompanying proxy card should vote, or otherwise act, in accordance with their judgment.

Where do I find the voting results of the 2024 Annual Meeting?	We will report the voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the end of the 2024 Annual Meeting.

Who bears the costs of soliciting these proxies?

We will bear the costs of soliciting proxies. In addition to the mailing of these proxy materials, our directors, officers, and employees may solicit proxies by telephone, e-mail, and in person, without additional compensation. Upon request, we will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials to stockholders.

How can I receive future proxy statements and annual reports over the internet instead of receiving printed copies in the mail?

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2023 are available on our website at https://investor.minktherapeutics.com/financial-information/sec-filings. Most stockholders can elect to view future proxy statements and annual reports over the internet instead of receiving printed copies in the mail.

If your shares are registered directly in your name, you can choose this option when you vote over the internet and save us the cost of producing and mailing these documents. You can also choose to view future proxy statements and annual reports over the internet. Your election to receive proxy materials by e-mail will remain in effect until you revoke the election and request a full set of printed proxy materials. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site.

If your shares are held in “street name,” you should check the information provided by your broker, bank, or other nominee for instructions on how to elect to view future proxy statements and annual reports over the internet. No material on our website is part of this proxy statement.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors has nominated the individuals listed below for election as Class III directors. The nominees currently serve as Class III directors.

Our Board of Directors (the “Board”) is divided into three classes. One class is elected each year and members of each class hold office for three-year terms. The Board currently consists of six members. Two members are Class I directors, with terms expiring at the 2025 Annual Meeting of Stockholders. Two members are Class II directors, with terms expiring at the 2026 Annual Meeting of Stockholders. Two members are Class III directors, with terms expiring at the 2024 Annual Meeting of Stockholders. On April 24, 2024, Peter Behner, then a Class I director, resigned from the Board solely for the purpose of rebalancing the classes of the Board and was concurrently re-appointed by the Board as a Class III director effective immediately. The Board has nominated Brian Corvese, and Peter Behner who are current Class III directors, for re-election to a term expiring at the 2027 Annual Meeting of Stockholders.

For more information on nomination of directors, see “Corporate Governance and Nominating Committee” below in the section entitled “Our Corporate Governance—Committees of the Board.”

Your votes are requested in favor of Brian Corvese and Peter Behner, the nominees listed below, as Class III directors. The nominees have indicated their willingness to serve, if elected, but if they should be unable or unwilling to serve, proxies may be voted for substitute nominees designated by the Board.

There are no family relationships between or among any of our executive officers, directors, or nominee for director.

Below are the names and certain information about each member of the Board, including the nominees for election as Class III directors:

CLASS III DIRECTORS—TERM TO EXPIRE IN 2024

Peter Behner

Age: 60

Director since 2021

(a) Audit Committee

(b) Nominating and Corporate Governance Committee

Mr. Behner held equity partnership positions for 18 years at a number of global strategy and management consulting firms prior to retiring from full time employment in September 2021. Since July 2020, Mr. Behner has served as Global Health Sciences & Wellness Strategy and Transactions Leader at Ernst & Young. Mr. Behner joined Ernst & Young in September 2018 as the Global Transaction Services Leader for the Pharmaceutical and Life Sciences Industries. From 2013 to June 2018 Mr. Behner was European Head of Health Industries and Consulting Leader for the Pharma & Life Sciences Industries for the EMEA region for Strategy&, a PricewaterhouseCoopers (“PwC”) company. From 2005 until its 2013 acquisition by PwC, Mr. Behner was an equity partner at Booz & Company (“BC”), together with Booz Allen Hamilton (“BAH”) prior to BC’s spin-out from BAH. From 2003 to 2005 Mr. Behner was a partner at A.T. Kearney in its German Division, and from 2004 to 2005 he was Head of A.T. Kearney’s European Pharmaceutical and Life Science Industry group. Additionally, between April 2015 until August of 2021, Mr. Behner served as a Principal of Rottendorf GmbH, a German-based global pharmaceutical contract development and manufacturing company. Mr. Behner currently works part-time as a non-equity based Operating Partner at Armira Partners GmbH, a German private equity firm as Managing Director of BEMA1 GmbH, a Germany-based real estate investment firm. He holds a combined BE & ME degree in Mechanical Engineering for RWTH Aachen University in Germany. We believe Mr. Behner is qualified to serve as a member of our board of directors due to his extensive experience as a consultant in the life science and pharmaceuticals industry.

Brian Corvese

Age: 66

President and Founder of Vencor Capital

Director since 2017

(a) Audit Committee

(b) Compensation Committee Chair

(c) Nominating and Corporate Governance Committee

Since 1999, Mr. Corvese has been the President and Founder of Vencor Capital (“Vencor”), a private equity firm with telecommunications and technology investments in the Middle East and Mediterranean regions. Prior to working at Vencor, Mr.

Corvese worked on investments in the U.S. and global equity markets as a Managing Director and partner at Soros Fund Management, the largest hedge fund in the world at the time. From 1988 to 1996, Mr. Corvese was a partner at Chancellor Capital Management (“Chancellor”), a $25 billion money management firm. While at Chancellor, Mr. Corvese was a Portfolio Manager with responsibility for investments made in basic industries, restructurings, and special situations, corporate governance investments, as well as founded and managed his own hedge fund. From 1981 to 1988, Mr. Corvese was with Drexel Burnham Lambert (“Drexel”) as an equity analyst following the chemical and specialty chemical industries and participated in a significant number of merger and acquisition activities. While at Drexel, Mr. Corvese was a member of the top chemical and specialty chemical research team, as ranked by Institutional Investor. In addition to serving on the Board of MiNK, Mr. Corvese currently serves on the Board of Directors of Agenus , the National Telecommunications Corporation, based in Cairo, Egypt, and Protagenic Therapeutics based in Ontario, Canada. Mr. Corvese earned degrees in finance and political science from The University of Rhode Island and attended New York University Graduate School. With over 30 years of experience in the financial industry, Mr. Corvese brings substantial financial expertise to our Board.

CLASS I DIRECTORS – TERMS TO EXPIRE IN 2025

Jennifer Buell, Ph.D.

Age: 49

Co-Founder, Chief Executive Officer and President of MiNK Therapeutics, Inc.

Director since 2021

Dr. Buell has served as our President and Chief Executive Officer since February 2021. She brings more than 25 years of biopharmaceutical experience, leading teams to advance discovery candidates through to clinical development and commercialization. Dr. Buell was previously Chief Operating Officer at Agenus from 2018 to December 2021, became the President at Agenus in December 2019 until December 2021, provided consulting services to Agenus from January 2022 until December 2022, and since January 2023 has held the position of Chairman of the Executive Counsel at Agenus. Since July 2020, Dr. Buell has served as a director of Protagenic Therapeutics, Inc. Dr. Buell has more than 25 years of biopharmaceutical R&D experience. From November 2013 to July 2016, Dr. Buell was Vice President, Research and Development Operations and Program Management at Agenus, expanding her role to include external affairs from July 2016 to November 2017, and from November 2017 to November 2018, she served as the Chief Communications and External Affairs Officer of Agenus. Prior to Agenus, Dr. Buell held leadership positions in R&D operations at Bristol-Myers Squibb and Harvard Clinical Research Institute (Baim), where she was involved in the development strategy and operations for a portfolio of industry and government-sponsored clinical programs. She obtained her Ph.D. in Cellular, Biochemical from Tufts University.

Ulf Wiinberg

Age: 65

Director since 2017

(a) Compensation Committee (Chair)

Mr. Wiinberg has almost 20 years of senior leadership experience, most recently serving as Chief Executive Officer of X+Vax Technology A.S., a biotech company committed to developing vaccines against pathogens acquired by mucosal infection such as herpes. Mr. Wiinberg previously served as Chief Executive Officer of H. Lundbeck A/S (“Lundbeck”) from June 2008 to December 2014. Lundbeck is a global pharmaceutical company developing and marketing treatments for psychiatric and neurological disorders. He previously served on the boards of several health care industry associations and held multiple executive roles at Wyeth, one of the world’s largest research- driven pharmaceutical companies, when was acquired by Pfizer in 2009. He served as President of Wyeth Europe, Africa and Middle East; President of Consumer Healthcare; Managing Director of Wyeth UK, and in various commercial positions. Mr. Wiinberg currently serves on the boards of UCB SA, a global biopharmaceutical company based in Belgium, Hansa Medical AB (Chairman), a Swedish biopharmaceutical company, Alfa Laval AB, a Swedish industrial company, and Agenus. Mr. Wiinberg brings to our Board years of experience in the biotechnology, pharmaceutical and healthcare industries internationally as well as extensive corporate governance experience.

CLASS II DIRECTORS – TERMS TO EXPIRE IN 2026

Garo H. Armen, Ph.D.

Age: 71

Co-Founder and Chairman of MiNK Therapeutics, Inc.

Director since 2017

Dr. Armen has served as the Chairman of our Board since July 2017. Dr. Armen also serves as Chairman and Chief Executive Officer of Agenus Inc. ("Agenus"), which he co-founded in 1994. Dr. Armen previously served as President of Agenus from the company’s founding until December 2019. From mid-2002 through 2004, he was Chairman of the Board of Directors for the biopharmaceutical company Elan Corporation, plc which he helped restructure. Dr. Armen currently serves as non-executive Chairman of the Board of Directors of Protagenic Therapeutics, Inc., a publicly held biotechnology company. Dr. Armen is also the founder and Chairman of the Children of Armenia Fund, a philanthropic organization established in 2000 that is dedicated to the positive development of the children and youth of rural Armenia. He holds a Ph.D. degree in physical organic chemistry from the City University of New York. We believe Dr. Armen is qualified to serve as a member of our board of directors due to his extensive experience in the life sciences industry, including serving as an executive.

Barbara Ryan

Age: 64

Chief Executive Officer of

Barbara Ryan Advisors

Director since 2021

(a) Audit Committee (Chair)

(b) Compensation Committee

Ms. Ryan is the CEO of Barbara Ryan Advisors, and a Senior Advisor at EY. Previously, Ms. Ryan was a Wall Street research analyst; a Managing Director and Head of Pharmaceutical Research at Deutsche Bank; and began her career covering the pharmaceutical industry at Bear Stearns in 1982. She has been the lead analyst on high-profile IPOs, including Express Scripts, PSSI, Henry Schein, and Flamel Technologies, and, as a consultant, has provided strategic counsel and tactical support deals, including Shire/Abbvie, Shire/Baxalta, and Allergan/Valeant. Ms. Ryan has raised over $1.5 B for emerging biopharma companies in IPOs, follow-ons, PIPEs and convertible debt transactions. She has led the IR/PR programs, or served as senior strategic investor relations counsel, to firms including Shire, Cardinal Health, Zoetis, Agenus, Radius Health, Eloxx, Rafael Holdings, Centrexion, Esperion, ContraFect, Relypsa, Syndax, Allergan, and Perrigo. In 2012, Ms. Ryan formed Barbara Ryan Advisors, a life sciences capital markets strategic advisory firm, and joined FTI Consulting as Managing Director. Her clients include Agenus Inc. Ms. Ryan is the Founder of Fabulous Pharma Females, a non-profit dedicated to advancing and mentoring women in biopharma. Ms. Ryan is currently a member of the Red Door Community NYC Board of Directors, serves on several Advisory Boards, and writes a monthly Finance Column for Pharma Executive Magazine. Ms. Ryan serves of the boards of INVO BioScience, Inc. and Indivior Inc. We believe Ms. Ryan is qualified to serve as a member of the board of directors due to her extensive experience as an executive and consultant in the life science industry and research analyst covering the pharmaceutical industry.

Vote Required

The nominee for director receiving the highest number of votes FOR election will be elected as directors. This is called a plurality. If your shares are held by your broker, bank, or nominee in “street name” and if you do not vote your shares or instruct your broker, bank, or nominee how to vote with respect to this item, your unvoted shares will be counted as “broker non-votes.” “Broker non-votes” are not counted for purposes of electing directors. You may vote FOR each of the nominees, WITHHOLD your vote from each of the nominees or WITHHOLD your vote from any one of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors and will have no effect on the results of the vote.

The Board of Directors recommends a vote FOR the nominee for Director.

OUR CORPORATE GOVERNANCE

Our Commitment to Good Corporate Governance

We believe that good corporate governance and an environment of high ethical standards are important for MiNK to achieve business success and to create value for our stockholders. The Board is committed to high governance standards and to working to continually improve them. We regularly review our corporate governance practices in light of ongoing changes in applicable law and evolving best practices.

Role of Our Board

The Board monitors our overall corporate performance, the integrity of our financial controls, risk management and legal compliance procedures. It appoints senior management and oversees succession planning and senior management’s performance and compensation. The Board also oversees our short- and long-term strategic and business planning, and reviews with management its business plan, financing plans, budget, and other key financial and business objectives.

Members of the Board keep informed about our business through discussions with our Chief Executive Officer and other members of our senior management team, by reviewing materials provided to them by management on a regular basis and in preparation for Board and committee meetings, and by participating in meetings of the Board and its committees. Senior management regularly reviews key portions of our business and its progress with the Board. These practices afford the Board members the opportunity to actively participate in risk management assessment and raise questions and engage in discussions with management regarding areas of potential risk and opportunities to mitigate such risk. The Audit and Finance Committee of the Board reviews the risk management practices of the Company and both the Corporate Governance and Nominating Committee and the Audit Committee receive periodic updates from senior management outlining areas of compliance focus and proposed recommendations. Additionally, the Compensation Committee reviews the Company’s executive compensation program and the incentives created by the executive compensation program, to assess whether our compensation arrangements encourage properly calibrated risk-taking by our executives.

We introduce our executives and other employees to the Board so that the Board can become familiar with our key talent. Dr. Garo H. Armen, our Chairman, introduces each new Board member to our Corporate Governance policies and their responsibilities to the Company as a director.

Board Meetings and Attendance

In 2023, the Board met 3 times and acted by written consent 3 times. During 2023, all of our directors attended all meetings of the Board. All directors attended all meetings of committees of the Board on which the director served. We expect all of our Board members to attend the 2024 Annual Meeting.

Governance Guidelines

The Board is guided by our Guidelines on Significant Corporate Governance Issues (our “Governance Guidelines”). We believe our Governance Guidelines demonstrate our continuing commitment to good corporate governance. The Board reviews our Governance Guidelines from time to time, as needed, and at least once annually. Our Governance Guidelines are posted on the corporate governance section of our website at https://investor.minktherapeutics.com/corporate-governance/documents-and-charters. No material on our website is part of this proxy statement.

Performance of Our Board

We consider it important to continually evaluate and improve the effectiveness of the Board, its committees and its individual members. We do this in various ways. The Chairman surveys the Board members to assess the effectiveness of the Board and its committees on an annual basis. Using these surveys, the Chairman assesses the Board’s performance, and reports his conclusions to the full Board. The assessment evaluates the Board’s effectiveness in reviewing executive management, conducting appropriate oversight and adding value to MiNK. Each of the Board’s standing committees also conducts annual self-evaluations.

At each Board meeting, each Board member has the opportunity to assess the effectiveness of the materials presented and the conduct of the meeting, and to offer suggestions for improvement at future meetings.

Code of Business Conduct and Ethics

The Board originally adopted our Code of Business Conduct and Ethics (the “Code of Ethics”) in 2021, and the Code of Ethics was updated in 2023. The Code of Ethics applies to all members of the Board and all employees of MiNK, including our Chief Executive Officer and Principal Financial and Accounting Officer. Among other matters, our Code of Ethics prohibits the members of the Board and all employees of MiNK from buying or selling our securities while in possession of material, non-public information about the Company. Our Code of Ethics is posted on the corporate governance section of our website at https://investor.minktherapeutics.com/corporate-governance/documents-and-charters. No material on our website is part of this proxy statement. We intend to post on our website all disclosures that are required by law or Nasdaq listing rules concerning any amendments to, or waivers from, our Code of Ethics. Stockholders may request a free printed copy of our Code of Ethics by writing to Investor Relations, MiNK Therapeutics Inc., 149 Fifth Avenue, Suite 500, New York, NY 10010.

Board Skills and Diversity

Our directors bring to our Board a diversity of skills, qualifications, and viewpoints that strengthen the Board’s ability to carry out its oversight role on behalf of our stockholders. All of our directors exhibit high integrity, an appreciation for diversity of background and thought, innovative thinking, a proven record of success, and deep knowledge of corporate governance requirements and best practices.

We are dedicated to cultivating a culture of diversity, equity, and inclusion across all levels of our organization, and this commitment is reflected in the process that our Corporate Governance and Nominating Committee follows when selecting nominees. We actively seek out individuals with diverse backgrounds, experiences, and perspectives to bring fresh ideas and insights to our board.

As required by rules of Nasdaq, we are providing information about the gender and demographic diversity of our directors in the format required by Nasdaq rules. The information in the matrix below is based solely on information provided by our directors about their gender and demographic self-identification.

Board Diversity Matrix

(As of April 29, 2024)

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I Gender Identity
Directors	2	4	-	-
Part II: Demographic Background
African American or Black	-	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
Middle Eastern	-	1	-	-
White	2	3	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	1	-	-	-
Did Not Disclose Demographic Background	-	-	-	-

Leadership Structure of the Board

We believe a board should be small enough to permit thorough discussion of issues, but large enough to provide a mix of perspectives, maintain needed expertise and independence and satisfy the duties and responsibilities of the board.

Dr. Armen, a founder of the Company, serves as the Chairman of the Board. We believe that Dr. Armen is best situated to serve as Chairman because he is capable of effectively identifying strategic priorities and leading the discussion and execution of our Company’s strategy. Our independent directors and management have different perspectives and roles in strategy development.

The Company’s independent directors bring experience, oversight, and expertise from outside the Company and from inside and outside the Company’s industry, while Dr. Armen, as Chairman, and Dr. Buell, our Chief Executive Officer bring Company-specific experience and expertise. To assure effective independent oversight, the Company has adopted a number of governance practices, including:

•
executive sessions of the independent directors held periodically; and
•
an annual performance evaluation of the Chairman and Chief Executive Officer by the independent directors.

Independence of Directors

Our Governance Guidelines and Nasdaq listing rules provide that a majority of the Board should be composed of independent directors. The Nominating and Corporate Governance Committee annually reviews the independence of the directors and reports to the Board which directors it recommends that the Board determine are independent. The Board then makes the final determination. The Board takes into account Nasdaq listing rules, applicable laws and regulations, and other factors in making its determinations including potential conflicts of interest, transactions, and other relationships that would reasonably be expected to compromise a director’s independence. The Board has determined that Mr. Behner, Mr. Corvese, Ms. Ryan and Mr. Wiinberg are currently independent directors. In making independence determinations with regard to other directors, the Board considered transactions between us and a director or a director’s affiliates and any positions a director holds with entities with commercial relationships with us.

Executive Sessions of Independent Directors

Our independent directors typically meet in executive session without management present after regularly scheduled Board meetings.

Committees of the Board

The Board currently has three standing committees: the Audit and Finance Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. In March 2023, the Board created the Affiliate Transactions Committee to address certain matters that may arise between MiNK and Agenus, Inc. The Affiliate Transactions Committee will meet on an ad hoc basis at the request of the Board. The Board may appoint additional committees to address specific matters on a standing or ad hoc basis.

Audit and Finance Committee

Members:

Barbara Ryan, Chair

Peter Behner

Brian Corvese

Meetings in 2023: 5

Action by written consent in 2023: 2

The Audit Committee consists entirely of independent directors within the meaning of the Nasdaq listing rules and the requirements contemplated by Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”). Throughout 2023, Mr. Behner, Mr. Corvese and Ms. Ryan (Chair) were members of the Audit Committee. The Board determined that Ms. Ryan qualifies as an audit committee financial expert. The Audit Committee’s primary function is to assist the Board in monitoring the integrity of our consolidated financial statements and our system of internal control. The Audit Committee has direct responsibility for the appointment, independence, and monitoring of the performance of our independent registered public accounting firm. The committee is responsible for pre-approving any engagements of our independent registered public accounting firm. The committee also reviews our risk management practices, strategic tax planning, preparation of quarterly and annual financial reports, and compliance processes.

The Audit Committee members meet regularly with our independent registered public accounting firm, without management present and with members of management in separate private sessions, to discuss any matters that the committee or these individuals believe should be discussed privately with the committee, including any significant issues or disagreements concerning our accounting practices or consolidated financial statements. The committee also reviews the Code of Ethics annually. The committee conducts a meeting each quarter to review our consolidated financial statements prior to the public release of earnings. The committee has the authority to engage special legal, accounting or other consultants to advise the committee. The committee also has the authority to delegate to subcommittees any responsibilities of the full committee. The Audit Committee charter is posted on the corporate governance section of our website at https://investor.minktherapeutics.com/corporate-governance/documents-and-charters. No material on our website is part of this proxy statement. Please also see the Report of the Audit Committee on page 26.

Compensation Committee

Members:

Brian Corvese, Chair

Barbara Ryan

Ulf Wiinberg

Meetings in 2023: 3

Action by written consent in 2023: 0

The Compensation Committee consists entirely of independent directors within the meaning of applicable Nasdaq listing rules and “non-employee directors” for purposes of Rule 16b-3 under the 1934 Act. Throughout 2023, Mr. Corvese (Chair), Ms. Ryan and Mr. Wiinberg were members of the Compensation Committee. The committee’s primary purpose is to approve, administer and interpret our executive, key employee and director compensation and benefit policies. The committee reviews, determines and approves the compensation of the Chief Executive Officer, all other executive officers and certain other key employees. It also reviews and recommends compensation for members of the Board. Additionally, the committee makes recommendations to the Board regarding the adoption of new incentive compensation and equity-based plans and administers existing incentive compensation and equity-based plans.

The Compensation Committee considers data from other companies for compensation comparison purposes and may retain an outside compensation consultant to evaluate our executive and board compensation programs and to provide market reference information relating to executive and board compensation. The committee has the authority to retain legal, accounting, or other consultants to advise the committee. The committee also has the authority to delegate to subcommittees any responsibilities of the full committee. The Compensation Committee charter is posted on the corporate governance section of our website at https://investor.minktherapeutics.com/corporate-governance/documents-and-charters. No material on our website is part of this proxy statement.

Corporate Governance and Nominating Committee

Members:

Peter Behner

Brian Corvese

Ulf Wiinberg

Meetings in 2023: 3

Action by written consent in 2023: 0

During 2023, the Nominating and Corporate Governance Committee consisted of Dr. Baldoni (Chair until his resignation effective October 2023), Mr. Behner, and Mr. Corvese. The Nominating and Corporate Governance Committee is responsible for recommending to the Board policies relating to the conduct of Board affairs, the process for annual evaluation of the Board and the Chief Executive Officer, issues of corporate public responsibility, and overseeing the Company’s management succession planning process. It periodically evaluates the composition of the Board, the contributions of individual directors, and the Board’s effectiveness as a whole. The committee reviews the Company’s ethics and compliance activities under the Code of Ethics.

The Corporate Governance and Nominating Committee recommends to our full Board individuals to serve as directors. The committee recommends to the Board guidelines and criteria for Board membership and reviews with the Board, on a periodic basis, the appropriate skills and characteristics required of Board members in the context of the then current needs of MiNK. The committee is responsible for reviewing with the Board the appropriate personal characteristics and professional competencies preferred of Board members, who are expected to work together as a team to properly oversee our strategies and operations. In general, all directors are expected to possess certain personal characteristics necessary to create a highly functional and collegial Board, which include personal and professional integrity, practical wisdom and mature judgment, an inquisitive and objective perspective, and time availability for performing the duties of a director.

The Board, as a group, is expected to encompass a range of talents, ages, skills, diversity, and expertise sufficient to provide sound and prudent guidance with respect to the operations and interests of our business. Examples of desired professional competencies include accounting and financial literacy, industry knowledge, medical or scientific knowledge, and management experience. When evaluating potential new Board appointments, the Corporate Governance and Nominating Committee considers these factors, but does not have any fixed criteria for candidates it recommends because the Board believes that a flexible evaluation process allows the committee to make sound judgments based on the needs of the organization and specific attributes of each candidate without a need for a formal policy. Candidates should also be enthusiastic about service on our Board and working collaboratively with existing Board members to create value for all of our stockholders.

The Corporate Governance and Nominating Committee does not have a formal policy with regard to the consideration of director candidates recommended by stockholders because it does not believe such a policy is necessary given that it intends to evaluate each candidate for whom appropriate biographical information and background material is provided in a timely manner. When considering director candidates, the Corporate Governance and Nominating Committee, in consultation with the Chief Executive Officer and full Board, considers the current strengths on the existing Board, the current needs of the organization, and anticipated future activities and requirements of both the Board and the organization as a whole. Historically, director candidates have been generally identified primarily through referrals and the expansive and diverse network pool of the Board and senior executives. If the committee were to receive a recommendation for a director candidate from a stockholder, the committee expects that it would evaluate such a candidate using the criteria described above. To submit a recommendation for a nomination, a stockholder may write to MiNK Therapeutics Inc., 149 Fifth Avenue, Suite 500, New York, NY 10010, Attention: Secretary.

In addition, our bylaws permit stockholders to nominate individuals, without any action or recommendation by the committee or the Board, for election as directors at an annual meeting of stockholders. For a description of this bylaw provision, see Additional Information on page27 of this proxy statement. The charter of the Corporate Governance and Nominating Committee is posted on the corporate governance section of our website at https://investor.minktherapeutics.com/corporate-governance/documents-and-charters. No material on our website is part of this proxy statement.

Communications with the Board

You may contact the Board or any committee of the Board by writing to Board of Directors (or specified committee), MiNK Therapeutics Inc., 149 Fifth Avenue, Suite 500, New York, NY 10010., Attn: Secretary. You should indicate on your correspondence that you are a MiNK stockholder. Communications will be distributed to the appropriate committee chairman, or other members of the Board or executive management, as appropriate, depending on the facts and circumstances stated in the communication received. Executive management will generally determine the proper response to inquiries of a commercial nature, which generally will not be forwarded to the Board. Inquiries regarding accounting, internal controls over financial reporting, or auditing matters will be forwarded to the Chair of the Audit Committee, and inquiries involving matters governed by the Code of Ethics will be forwarded to the Chair of the Corporate Governance and Nominating Committee.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for the year ended December 31, 2023 were Mr. Corvese (Chair), Ms. Ryan, and Mr. Wiinberg. No member of the Compensation Committee was at any time during 2023, or formerly, an officer or employee of MiNK. No executive officer of MiNK has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity while an executive officer of that other entity served as a director of MiNK or member of the Compensation Committee.

Our Executive Officers

Jennifer S. Buell, Ph.D., 49, has served as our President and Chief Executive Officer since February 2021 and is a co-founder of MiNK. She brings more than 25 years of biopharmaceutical experience, leading teams to advance discovery candidates through to clinical development to commercialization. Additional biographical information about Dr. Buell is set forth on page 7 above.

Marc van Dijk, Ph.D., 61, has served as our Chief Scientific Officer since March 2022 and is a co-founder of MiNK. Previously, Dr. van Dijk served as our Chief Technology Officer from March 2020 to March 2022. Between 2014 and March 2022, Dr. van Dijk served as executive director and vice president of platform technology and as Chief Technology Officer at Agenus. Previously, he served as Chief Technology Officer of 4-Antibody, from 2008 until 2014, when it became a subsidiary of Agenus. Prior to this, Dr. van Dijk was Vice President, Antibody Technology at Genmab from 1999 to 2005, and Director of Applied Research at Innogenetics (now Fujirebio) from 2005 to 2007. Dr. van Dijk holds a Ph.D. in molecular biology from Utrecht University.

Christine M. Klaskin, 58, has served as our Treasurer since July 2017. Since October 2006, Ms. Klaskin has also served as Vice President, Finance of Agenus. Since joining Agenus in 1996 as finance manager, Ms. Klaskin has held various positions within Agenus’ finance department. Prior to joining Agenus, Ms. Klaskin was employed by Arthur Andersen as an audit manager. Ms. Klaskin received her Bachelor of Accountancy from The George Washington University.

Under our bylaws, all of our executive officers are elected to their offices on an annual basis until the first meeting of our Board of Directors following our annual stockholder meeting. No family relationships exist among any of our directors or executive officers.

EXECUTIVE COMPENSATION

Introduction

Our executive compensation program is designed to attract and retain the highest caliber talent, reward strong performance and align incentives with the creation of long-term stockholder value, taking into consideration the Company’s resource constraints.

The following tables and discussion describe the material elements of the compensation awarded to, earned by, or paid to our named executive officers by us under our compensation and benefit plans and programs or, for Ms. Klaskin, by Agenus in respect of her service to us, in each case, for the fiscal year ended December 31, 2023. For 2023, our named executive officers are Jennifer S. Buell, Ph.D., our President and Chief Executive Officer, Marc van Dijk, Ph.D., our Chief Scientific Officer, and Christine M. Klaskin, our Treasurer, who also serves as Vice President, Finance, of Agenus. These individuals are referred to collectively in this proxy statement as our “named executive officers.” Amounts in the tables below do not include any amounts awarded to, earned by, or paid to our named executive officers by Agenus in respect of their employment with or services provided to Agenus.

With respect to the compensation of our named executive officers other than Ms. Klaskin, our Compensation Committee was responsible for determining the compensation of such executive officers during fiscal year 2023. With respect to Ms. Klaskin, who was also an officer of Agenus during 2023, Agenus and the compensation committee of Agenus were responsible for determining her compensation. Our President and Chief Executive Officer also made recommendations with respect to the compensation of her direct reports for fiscal year 2023.

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by, or paid to our named executive officers in respect of their service to us for the fiscal years ended December 31, 2023 and 2022:

Name and Principal Position	Year	Salary ($)(4)	Bonus ($)(5)	Stock Awards ($)(6)	Option Awards ($)(7)	All Other Compensation ($)(8)	Total ($)
Jennifer S. Buell, Ph.D.(1)	2023	451,048	460,000	1,005,694	885,000	5,697	2,807,439
President and Chief Executive Officer	2022	424,298	383,333	-	3,059,100	5,149	3,871,880
Marc van Dijk, Ph.D. (2)	2023	333,989	75,000	39,926	26,550	49,294	524,759
Chief Scientific Officer	2022	252,334	79,853	-	281,250	37,737	651,174
Christine M. Klaskin (3)	2023	29,624	-	-	-	-	29,624
Treasurer	2022	27,244	-	-	-	-	27,244

(1)
Dr. Buell also served as an advisor on Agenus’ Executive Council during 2022 and in 2023 she served as Chairman of Agenus' Executive Council.
(2)
Dr. van Dijk was appointed as our Chief Scientific Officer effective March 2, 2022. Compensation amounts for Dr. van Dijk were paid in British pounds and have been converted to U.S. dollars for purposes of the table. The U.S. dollar per British pound exchange rates used for such conversions were 1.24 and 1.17 for 2023 and 2022, respectively.
(3)
Ms. Klaskin is also Vice President, Finance of Agenus.
(4)
The amounts reported in this column for Ms. Klaskin reflect the portion of compensation from Agenus that was allocated to the services Ms. Klaskin provided to the Company for the applicable fiscal year. Ms. Klaskin does not receive any compensation directly from the Company for her services to the Company.
(5)
The amounts reported reflect annual incentive bonuses for the applicable year. For 2023, the amounts reported reflect the amount of the annual incentive bonus that would have been paid in cash, absent the Board's decision to issue payment in the form of options to purchase Company stock with the number of shares underlying such option determined by dividing 125% of the amount of the annual incentive bonus reported in the table by the closing price of our stock on the grant date ($0.87 per share, which was the closing price of our stock on January 16, 2024), which resulted in Drs Buell and van Dijk being granted 660,919 and 171,078, options respectively. As of the award date, the values of such grants, calculated in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures, were $457,819 and $118,506 for Drs. Buell and van Dijk, respectively. The grant date fair value of these incremental options is not included in the option awards column for 2023 because the options were granted in 2024. For 2022, the amounts reported reflect the amount of the annual incentive bonus that would have been paid in cash, absent the Board’s decision to issue payment in the form of Company stock. On January 9, 2023, Drs. Buell and van Dijk were granted shares of Company stock in respect of their 2022 annual incentive bonus having a value on the date of grant equal to 150% of the amount of the annual incentive bonus listed in the table above, based on the closing price of MiNK stock of $2.32 on the date of grant, which resulted in Drs. Buell and van Dijk being granted 247,844 and 51,628, respectively, shares of fully vested MiNK stock. The grant date fair value of the incremental shares is not included in the stock awards column for 2022 because the shares were granted in 2023. As such, the grant date fair value of these incremental shares is included in the stock awards column for 2023.
(6)
The amounts reported for reflect the incremental fair value of the shares granted in lieu of 2022 bonus awards discussed in footnote 5 above, determined in accordance with ASC Topic 718, disregarding the effects of estimated forfeitures. The grant date fair value was calculated by multiplying the number of incremental shares of our common stock subject to the award by the closing price of a share of common stock on the grant date.
(7)
The amounts reported in this column reflect the aggregate grant date fair value of options to purchase our common stock granted to Drs. Buell and van Dijk, computed in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures and, with respect to the options subject to performance-based vesting conditions, was determined assuming the performance conditions are achieved in full. The assumptions used to value our options for this purpose are set forth in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2023.
(8)
The table below shows the components of "All Other Compensation" received by our named executive officers in 2023:

Executive Officer	401(k) Match ($)	Pension Contribution ($)	Housing and Travel Allowance ($)	Total ($)
Dr. Buell	5,697	-	-	5,697
Dr. van Dijk	-	26,906	22,388	49,294

Narrative Disclosure to Summary Compensation Table

Base Salary

The employment agreement with each of Drs. Buell and van Dijk, described below, establishes an initial annual base salary for the respective named executive officer, which has subsequently been increased for each named executive officer. For 2023, the base salary for each of Drs. Buell and van Dijk was $448,000 (increased from $425,000 for 2022) and £270,000 (increased from £260,000 for 2022), respectively. For 2023, we did not pay any salary or annual bonus payments to Ms. Klaskin. However, a portion of the base salary paid to Ms. Klaskin by Agenus was allocated to her services to us, as is reflected in the Summary Compensation Table above.

Annual Bonuses

With respect to fiscal year 2023, each of Drs. Buell and van Dijk was eligible to receive an annual bonus, with the target amount of such bonus for each named executive officer initially set forth in his or her employment agreement with us, described below. For fiscal year 2023, the target bonus amounts, expressed as a percentage of base salary, for each of Drs. Buell and van Dijk were as follows: 50% and 35%, respectively. Annual bonuses for fiscal year 2023 for Drs. Buell and van Dijk were based on the successful performance of annual corporate goals as determined by our Compensation Committee. In 2023, the corporate goals and objectives included

• Demonstrating INKTs (agenT-797) cells can potentially overcome immune checkpoint inhibitor (ICI) resistance in solid cancers;

• Demonstrating INKTs (agenT-797) cells can potentially improve survival rates for acute respiratory distress syndrome (ARDS) patients compared to case-control groups;

• Demonstrating MiNK-215 therapy can potentially enhance tumor immune cell infiltration and reduce tumor burden in solid tumors; and

• Showcasing novel mechanisms of iNKT cells, including reversing T cell exhaustion, activating DCs, and depleting immunosuppressive M2 macrophages .

For 2023, we met or exceeded the majority of the corporate performance goals, resulting in our Compensation Committee approving an annual incentive bonus payout for Dr. Buell at 205% of target and Dr. van Dijk at 100% of target. In 2024, the Board determined to pay our employees, Drs. Buell and van Dijk, their annual incentive bonuses in the form of time-based options, in lieu of cash, with the number of shares underlying such options determined by dividing 125% of the annual incentive bonus that would have been otherwise been paid in cash to the employee by the closing price of our common stock on January 16, 2024 ($0.87 per share) . This resulted in Drs. Buell and van Dijk being granted 660,919 and 171,078, options respectively. These options vest as to 50% of the underlying shares on June 27, 2024 and as to 50% of the underlying shares on September 27, 2024, subject to the executives continued employment or service with us through the applicable vesting date. The table below shows for each of Drs. Buell and van Dijk (i) his or her target annual incentive bonus (as a percentage of base salary), (ii) actual annual incentive bonus that would have been received if it had been paid in cash (as a percentage of base salary), and (iii) actual annual incentive bonus that would have been received if it had been paid in cash (as a percentage of target), in each case of (ii) and (iii) after giving effect to the 125% multiplier applied as a result of the payment in stock options. The amounts reported do not take into account the grant date fair value of the options.

Named Executive Officer	2023 Target Bonus (% of base salary)	2023 Actual Bonus (% of base salary)	2023 Actual Bonus (% of target)
Dr. Buell	50	128	257
Dr. van Dijk	35	44	125

Ms. Klaskin was not eligible to receive an annual bonus in respect of her service to the Company for fiscal year 2023.

Agreements with Our Named Executive Officers

Each of Drs. Buell and van Dijk is party to an employment agreement with us or one of our subsidiaries that sets forth the terms and conditions of his or her employment. The agreements with Drs. Buell and van Dijk were entered into and effective in 2022. The material terms of the agreements are described below. The terms “cause,” “good reason,” and “change in control” referred to below are defined in the respective named executive officer’s agreement.

Dr. Buell. We are party to an employment agreement with Dr. Buell that provides for her entitlement to an annual base salary (which has subsequently been increased to the amount described above under “Base Salary”), subject to adjustment by the Board or our Compensation Committee, and an initial target annual bonus equal to 50% of her annual base salary, with the actual amount of such bonus to be determined by the Board or our Compensation Committee in accordance with the terms of the Company’s annual cash incentive program then in effect. In addition, Dr. Buell is bound by certain restrictive covenant obligations, including covenants relating to confidentiality and assignment of inventions, as well as covenants not to compete or solicit certain of our service providers, customers, and suppliers during her employment and for twelve (12) months after her termination of employment (excluding, with respect to the non-competition covenants, any termination of employment due to layoff or in the absence of reasonable grounds for termination as specified in the employment agreement), or, with respect to the non-solicitation covenants, for the greater of twelve (12) months after her termination of employment or the period during which Dr. Buell is receiving severance payments under the employment agreement.

Dr. van Dijk. One of our subsidiaries is party to an employment agreement with Dr. van Dijk that provides for his entitlement to an annual base salary (which has subsequently been increased to the amount described above under “Base Salary”) and eligibility to earn an annual cash bonus, with a target of 35% of his annual base salary and a maximum payout of 200% of target, with the actual amount of such bonus based upon the achievement of applicable performance goals in the discretion of the Board. Dr. van Dijk’s employment agreement provides for an annual housing and travel budget of £18,000 and reimbursement for the cost of tax advice up to £2,500 per year. In addition, Dr. van Dijk is bound by restrictive covenants relating to confidentiality.

We do not have any employment or services agreement with Ms. Klaskin, who is also a named executive officer of Agenus. A portion of Ms. Klaskin’s compensation from Agenus was allocated to us during 2023, as described above.

Severance Upon Termination of Employment; Change in Control

Dr. Buell. Under her employment agreement, if Dr. Buell’s employment is terminated by the Company without cause or she resigns due to a material reduction in her base salary outside of a change in control, Dr. Buell will be entitled to (i) continued base salary (existing at the time of her termination of employment) for twelve (12) months following the date of termination, (ii) a lump sum payment equal to the greater of her target cash incentive bonus or the annual cash incentive bonus paid to her for the year prior to the termination of employment, (iii) an amount equal to the full premium cost of her participation in the Company’s group medical and dental plans under COBRA for up to twelve (12) months, subject to her eligibility for, and timely election of, COBRA coverage, and (iv) a lump sum payment of $15,000 for outplacement services, plus an amount sufficient to cover any taxes payable in connection with such outplacement assistance benefit.

If Dr. Buell resigns not due to a material reduction in her base salary, she must provide 180 days’ notice to the Company. The Board may waive the notice period, or any portion thereof, and if the Board so elects, the Company will pay Dr. Buell her base salary for the notice period (or for any remaining portion of the period so waived).

Upon a change in control of the Company, 50% of any stock options or restricted stock awards held by Dr. Buell that are outstanding and unvested as of the date of the change in control will vest. If Dr. Buell’s employment is terminated without cause or Dr. Buell resigns for good reason or due to a material reduction in her base salary, in each case within eighteen (18) months following a change in control, Dr. Buell will be entitled to (i) a lump sum payment in an amount equal to (x) eighteen (18) months of her base salary (existing at the time of her termination of employment), plus (y) 150% of the greater of her target cash incentive bonus or the annual cash incentive bonus paid to her for the year prior to the termination of employment, (ii) an amount equal to the full premium cost of her participation in the Company’s group medical and dental plans under COBRA for up to eighteen (18) months, subject to her eligibility for, and timely election of, COBRA coverage, (iii) a lump sum payment of $15,000 for outplacement services, plus an amount sufficient to cover any taxes payable in connection with such outplacement assistance benefit, and (iv) full accelerated vesting of any stock options and restricted stock awards held by Dr. Buell on the date of termination, with stock options remaining exercisable for ninety (90) days following her termination of employment.

Dr. van Dijk. Under his employment agreement, to terminate the employment agreement where no circumstance of gross misconduct exists, both we and Dr. van Dijk are equally required to give advance written notice of a specified time period of between one and three months, depending on the length of Dr. van Dijk’s employment at the time of termination. We may waive the notice period, or any portion thereof, in which case we will pay Dr. van Dijk his base salary for the notice period (or for any remaining portion of the period so waived).

We do not provide any severance or change in control related benefits to Ms. Klaskin.

Equity Compensation

Drs. Buell and van Dijk each hold options to purchase shares of our common stock, and Dr. Buell holds RSUs in respect of our common stock, in each case, granted under our 2018 Equity Incentive Plan (our “2018 Plan”) or under our 2021 Equity Incentive Plan (the “2021 Plan”). Each of Dr. Buell and Ms. Klaskin participated in the Agenus equity plans in 2023, but such participation was solely related to the services the named executive officer provided to that entity and awards under those plans are not disclosed or otherwise discussed in this proxy statement.

Each of Drs. Buell and van Dijk received Company equity awards under the 2021 Plan during fiscal year 2023, as follows:

On January 9, 2023, Dr. Buell was granted an option to purchase 500,000 shares of our common stock. The options are subject to time-based vesting and vested as to one-third (1/3) of the underlying shares on January 9, 2024 and vest as to the remaining two-thirds (2/3) of the underlying shares in eight equal quarterly installments thereafter, generally subject to Dr. Buell’s continued employment with us or our affiliates through the applicable vesting date. On October 11, 2023, Dr. Buell and the Company agreed that Dr. Buell would relinquish to the Company shares she was issued upon the vesting of an award of 695,750 RSUs originally granted in connection with our IPO, which vested on September 27, 2023. On October 11, 2023, Dr. Buell was granted 695,750 RSUs that vest over a five-year period, with one-third (1/3) of the RSUs vesting on each of the third, fourth, and fifth anniversaries of the grant date, generally subject to Dr. Buell’s continued employment with us or our affiliates through the applicable vesting date. Our Compensation Committee determined to grant this RSU award to Dr. Buell to replace the shares issued in respect of the RSU award, which Dr. Buell forfeited and returned to the Company, in the best interest of the Company, while also imposing a time-based vesting condition on the new RSU award to encourage Dr. Buell’s continued employment with the Company.

On January 9, 2023, Dr. van Dijk was granted an option to purchase 15,000 shares of our common stock. The options are subject to time-based vesting and vested as to one-third (1/3) of the underlying shares on January 9, 2024 and vest as to the remaining two-thirds (2/3) of the underlying shares in eight equal quarterly installments thereafter, generally subject to Dr. van Dijk’s continued employment with us or our affiliates through the applicable vesting date.

Ms. Klaskin did not receive any Company equity awards during fiscal year 2023.

Employee and Retirement Benefits

During 2023, our U.S.-based named executive officers participated in broad-based health and welfare benefit plans offered by Agenus that are also available to all of our full-time employees in the United States, including health, life, disability, vision and dental insurance plans, and participated in these plans on the same basis as other eligible employees. In addition, during fiscal year 2023, our U.S.-based named executive officers participated in the Agenus 401(k) retirement plan (the “401(k) plan”). The 401(k) plan is intended to be a tax-qualified defined contribution retirement plan under which eligible employees may defer their eligible compensation, subject to the limits imposed by the Internal Revenue Code. Dr. van Dijk is eligible to participate in a defined contribution pension plan maintained for eligible employees in the U.K. (the “pension plan”), and for benefits under medical, health and life assurance schemes that we may maintain from time to time for our eligible employees in the U.K. Other than the 401(k) plan and the pension plan, our employees, including our named executive officers, do not participate in any qualified or non-qualified retirement or deferred compensation benefits, and we do not maintain any supplemental health and welfare plans for our named executive officers.

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table shows outstanding Company equity awards held by the named executive officers as of December 31, 2023. Ms. Klaskin did not hold any Company equity awards as of December 31, 2023.

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Jennifer S. Buell, Ph.D.	01/30/2020	347,875	—		—		<0.01	01/30/2030	—		—
	02/11/2021	510,216	46,384	(3)	—		3.03	02/11/2031	—		—
	01/21/2022	—	679,800	(4)			3.12	01/21/2032	—		—
	01/21/2022	—	—		679,800	(5)	3.12	01/21/2032	—		—
	01/09/2023	—	500,000	(6)	—		2.32	01/09/2033	—		—
	10/11/2023	—	—		—		-		695,750	(7)	744,453
Marc van Dijk, Ph.D.	11/08/2018	83,490	—		—		0.01	11/08/2028	—		—
	11/19/2018	20,872	—		—		0.01	11/19/2028	—		—
	11/19/2018	20,872	—		—		0.01	11/19/2028	—		—
	01/30/2020	55,660	—		—		<0.01	01/30/2030	—		—
	02/11/2021	51,021	4,639	(8)	—		3.03	02/11/2031	—		—
	01/21/2022	—	62,500	(4)	—		3.12	01/21/2032	—		—
	01/21/2022	—	—		62,500	(5)	3.12	01/21/2032	—		—
	01/09/2023	—	15,000	(6)	—		2.32	01/09/2033	—		—

(1)
The option exercise prices of outstanding option awards were adjusted to reflect the 2.783-for-1 forward stock split of common stock effected on September 29, 2021.
(2)
Stock awards were valued based on the closing price of a share of our common stock as of December 29, 2023, the last trading day of 2023, which was $1.07.
(3)
Represents an option to purchase 556,600 shares of our common stock, which vested as to 33% of the underlying shares on February 11, 2022, and with respect to the remainder, vested in eight equal quarterly installments thereafter, in each case, generally subject to continued employment.
(4)
Represents an option to purchase shares of our common stock, which vested as to 35% of the underlying shares on January 21, 2025, and as to the remaining 65% of the underlying shares on January 21, 2026, generally subject to continued employment.
(5)
Represents an option to purchase shares of our common stock, which vested depending on the Company's achievement of certain milestones related to equity financing and clinical development prior to December 31, 2025, generally subject to continued employment. The award fully vests upon a change of control prior to December 31, 2025.
(6)
Represents an option to purchase shares of our common stock, which vested as to on-third (1/3) of the underlying shares on January 9, 2024, and with respect to the reminder, vests in eight equal quarterly installments thereafter, in each case, generally subject to continued employment.
(7)
Represents an RSU award that vests as to one-third (1/3) of the RSUs on each of the third, fourth, and fifth anniversaries of the grant date, in each case, generally subject to continued employment.
(8)
Represents an option to purchase 55,660 shares of our common stock, which vested as to 33% of the underlying shares on February 11, 2022, and with respect to the remainder, vested in eight equal quarterly installments thereafter, in each case, generally subject to continued employment.

EQUITY PLANS

Securities Authorized For Issuance Under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2023.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plan (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	7,735,219	$2.03	6,062,779	(2)
Equity compensation plans not approved by security holders	—	$—	—
Total	7,735,219		6,062,779

(1) Includes shares subject to awards under our 2018 Equity Incentive Plan and our 2021 Plan.

(2) Includes shares that may be issued under our 2021 Plan and our 2021 Employee Stock Purchase Plan.

DIRECTOR COMPENSATION

The following table sets forth the compensation awarded to, earned by or paid to our non-employee directors for services to us for the fiscal year ended December 31, 2023. Any compensation Dr. Buell received for 2023 in respect of her services provided to us as our President and Chief Executive Officer is described in the “Summary Compensation Table” above. Dr. Buell did not receive any additional compensation for her service as a member of the Board.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Brian Corvese	71,500	83,250	154,750
Ulf Wiinberg	57,000	49,950	106,950
Garo Armen, Ph.D.	—	344,320	344,320
John Baldoni, Ph.D.	55,625	49,950	105,575
Peter Behner	61,500	49,950	111,450
Barbara Ryan	71,000	83,250	154,250

(1)
Includes fees earned in fiscal year 2023 and paid in cash or Company RSUs that vest one month from the grant date.
(2)
The amounts shown reflect the grant date fair value of options to purchase our common stock computed in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures. The assumptions used to value the options for this purpose are set forth in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2023. As of December 31, 2023, our non-employee directors held the following aggregate number of shares subject to stock option awards and unvested RSUs:

Name	Stock Options	RSUs
Brian Corvese	438,205	17,188
Ulf Wiinberg	197,522	14,424
Garo Armen, Ph.D.	1,786,310	—
John Baldoni, Ph.D. (3)	79,245	—
Peter Behner	79,245	14,784
Barbara Ryan	104,245	17,068

(3) Dr. Baldoni resigned from the Board effective October 31, 2023.

In respect of their service on the Board in fiscal year 2023, each of our non-employee directors, other than Dr. Armen, was entitled to receive a $50,000 cash retainer and each member of a committee was entitled to receive the following cash fee, prorated for partial years of service:

Additional annual cash retainer for Audit Committee Chair	$15,000
Additional annual cash retainer for Audit Committee member	$7,500
Additional annual cash retainer for Compensation Committee Chair	$10,000
Additional annual cash retainer for Compensation Committee member	$6,000
Additional annual cash retainer for Nominating and Corporate Governance Committee Chair	$7,500
Additional annual cash retainer for Nominating and Corporate Governance Committee member	$4,000

On January 16, 2023, Dr. Armen was granted an option to purchase 200,000 shares of our common stock, which vested as to 100% of the underlying shares on January 16, 2024. On June 14, 2023, each of Mr. Corvese and Ms. Ryan was granted an option to purchase 37,500 shares of our common stock, and each of Messrs. Wiinberg and Behner and Dr. Baldoni was granted an option to purchase 22,500 shares of our common stock, in each case, under the 2021 Plan. The options vest as to 100% of the underlying shares on June 14, 2024, generally subject to the director’s continued service through such date.

OWNERSHIP OF OUR COMMON STOCK

Ownership By Management

On April 17, 2024, MiNK had 34,703,984 shares of common stock issued and outstanding. The table below shows certain information about the beneficial ownership of MiNK common stock, as of April 17, 2024, by:

•
each of our directors,
•
each of our named executive officers, and
•
all of our directors and executive officers as a group.

In accordance with SEC rules, we have included in the column “Number of Issued Shares” all shares of common stock over which the person has sole or shared voting or investment power as of April 17, 2024, and we have included in the column “Number of Shares Issuable” all shares of common stock that the person has the right to acquire within 60 days after April 17, 2024 through the exercise of any stock options, the vesting of restricted shares, or in the case of directors. All shares that a person has a right to acquire within 60 days of April 17, 2024 are deemed outstanding for the purpose of computing the percentage beneficially owned by the person, but are not deemed outstanding for the purpose of computing the percentage beneficially owned by any other person.

Unless otherwise indicated, each person has the sole power (or shares the power with a spouse) to invest and vote the shares of common stock listed opposite the person’s name. Where applicable, ownership is subject to community property laws. Our inclusion of shares in this table as beneficially owned is not an admission of beneficial ownership of those shares by the person listed in the table. Except as noted, the address of each stockholder is c/o MiNK Therapeutics Inc., 149 Fifth Avenue, Suite 500, New York, NY 10010.

Name of beneficial owner	Number of Issued Shares	Number of Shares Issuable	Total	Percent of Class
Garo H. Armen, Ph.D.	1,728,010	1,786,310	3,514,320	9.6%
Jennifer S. Buell, Ph.D.	232,165	1,111,350	1,343,515	3.8%
Brian Corvese	365,527	400,705	766,232	2.2%
Ulf Wiinberg	368,633	175,022	543,655	1.6%
John Baldoni(1)	23,360	42,830	66,190	*
Peter Behner	75,027	56,745	131,772	*
Barbara Ryan	86,617	66,745	153,362	*
Christine Klaskin	55,660	—	55,660	*
Marc van Dijk	28,694	242,760	271,454	*
All current directors and executive officers as a group (9 persons)	2,963,693	3,882,467	6,846,160

* Less than one percent

(1) Dr. Baldoni resigned from the Company in 2023, the information provided is to the best of the Company's knowledge.

Ownership By Certain Beneficial Owners

This table shows certain information, based on filings with the SEC, about the beneficial ownership of our capital stock as of April 17, 2024 by each person known to us owning beneficially more than 5% of any class of our capital stock. Unless otherwise indicated in a footnote to this table, each person has the sole power to invest and vote the shares of common stock listed opposite the person’s name.

Name and Address of beneficial Owner	Title of Class	Number of Shares		Percent of Class
Agenus Inc.	Common	21,772,863	(1)	62.7%

(1)
Based on Form 4 by Agenus Inc. with the SEC on October 16, 2023. Agenus Inc. The principal business address of the beneficial owner is 3 Forbes Road, Lexington, Massachusetts 02421.

DELINQUENT SECTION 16(a) REPORTS

Our executive officers, directors, and 10% stockholders are required under Section 16(a) of the 1934 Act, to file reports of ownership and changes in ownership of our securities with the SEC.

Based solely on a review of the copies of reports furnished to us, we believe that during our 2023 fiscal year, all Section 16(a) filing requirements were timely filed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships

Garo H. Armen, Ph.D. (Chairman of the Board), Brian Corvese (Director), Ulf Wiinberg (Director) and Christine Klaskin (Treasurer) are all officers and/or directors of Agenus. Jennifer S. Buell, Ph.D., although not an officer or director of Agenus, is an employee of Agenus in the role of Chairman of the Agenus Executive Counsel. These individuals, as well as Marc van Dijk, Ph.D. (Chief Scientific Officer of MiNK), own Agenus equity and Agenus equity awards. Their relationship with Agenus and/or the ownership of any Agenus equity or equity awards creates, or may create the appearance of, conflicts of interest when we ask these individuals to make decisions that could have different implications for Agenus than the decisions have for us. Under these provisions, neither Agenus or its other affiliates, nor any of their officers, directors, agents or stockholders, will have any obligation to present to us certain corporate opportunities. For example, a director of our company who also serves as a director, officer or employee of Agenus or any of its other affiliates may present to Agenus certain acquisitions, in-licenses, potential development programs or other opportunities that may be complementary to our business and, as a result, such opportunities may not be available to us. To the extent attractive corporate opportunities are allocated to Agenus or its other affiliates instead of to us, we may not be able to benefit from these opportunities. Additionally, conflicts of interest and certain other disputes may arise between us and Agenus, and we may not be able to resolve favorably such disputes with respect to our past and ongoing relationships. Our Board has put in place an Affiliate Transactions Committee designed to address certain conflicts of interest between MiNK and Agenus.

Effective January 1, 2022, Dr. Buell entered into an agreement with Agenus to provide certain consulting services to Agenus and to serve as a member of Agenus’ Executive Council for three years (the “Buell Agreement”). Pursuant to the Buell Agreement, Dr. Buell was paid by Agenus $150,000 annually and was granted a stock option on January 2, 2022 to acquire 150,000 shares of Agenus common stock which will vest over three years. In January 2023, Dr. Buell ceased being a consultant of Agenus and became an employee in the role of Chairman of the Executive Counsel. As an employee of Agenus, Dr. Buell continues to be paid $150,000 annually and was granted an option on January 9, 2023 to acquire 750,000 share of Agenus common stock that vest over a period of four years.

Effective August 15, 2017, Ms. Ryan entered into an agreement with Agenus to provide certain consulting services to Agenus (as amended, the “Ryan Agreement”). Pursuant to the Ryan Agreement, Ms. Ryan is paid an hourly fee by Agenus with the aggregate amount not to exceed $10,000 per month. This agreement expired December 31, 2023.

Effective August 25, 2020, Dr. Baldoni entered into an agreement with Agenus to provide certain consulting services to Agenus (as amended, the "Baldoni Agreement"). The Baldoni Agreement was extended in June 2021, pursuant to which Dr. Baldoni was paid $10,000 per month from the period starting April 1, 2021 through December 31, 2021. The Baldoni Agreement was extended again from January 1, 2022 to March 31, 2022, during which time Dr. Baldoni's compensation increased to $25,000 per month. On April 1, 2022, the Baldoni Agreement was extended to cover the period from April 1, 2022 to December 31, 2022 at a rate of $225,000. On December 22, 2022, the Baldoni Agreement was extended to cover the period from January 1, 2023, to December 31, 2023 at a rate of $300,000 and was later terminated, effective September 30, 2023.

Related Party Transactions

Agenus Inc.

Until the completion of our IPO, we relied on Agenus for all of our working capital requirements. Additionally, certain of our operations were fully integrated with Agenus, including, but not limited to, corporate functions such as finance, human resources, information technology and legal functions.

In September 2021, we entered into a new Intellectual Property Assignment and License Agreement with Agenus (the “New Assignment and License Agreement”), upon which the prior intercompany agreement between us and Agenus was terminated. Pursuant to the New Assignment and License Agreement, Agenus assigned to us certain patent rights and know-how related to its invariant natural killer T (“iNKT”) cell product candidates and other patents and know-how related to its business. In addition to the patent rights assigned to us by Agenus, we also received an exclusive, royalty-free, sublicensable license to research, develop, manufacture and commercialize certain licensed technology in the field. The New Assignment and License Agreement further provides for us to grant Agenus a field-limited, non-exclusive, royalty-free license under the assigned patent rights, subject to our discretion and provided such access would not reasonably result in a disruption of our planned activities. Agenus has also agreed to provide us with Agenus’ biological material upon written request in order for us to use such material in its development activities of a combination therapy. Agenus may withhold the transfer of biological material, including, but not limited to, checkpoint modulating antibodies, for various reasons, including if such transfer would reasonably result in a disruption of planned Agenus activities. For any materials Agenus does share with us, the parties have agreed to enter into a separate agreement governing the transfer and providing for joint ownership of the data. Agenus has agreed that during the full term of the New Assignment and License Agreement, and for three years thereafter, it will not develop, manufacture or commercialize an iNKT cell therapy, directly or indirectly by transferring such technology. We have the sole responsibility to develop, manufacture and commercialize products under this New Assignment and License Agreement. We may terminate the New Assignment and License Agreement without cause upon 90 days’ prior written notice to Agenus. Either party may terminate if they believe there has been a material breach which has not been cured within 90 days (or 45 days for breach of payment obligations) of receiving such notice.

Effective retroactively to April 1, 2022, we entered into an Amended and Restated Intercompany Services Agreement (the “New Intercompany Agreement”) with Agenus. Under the New Intercompany Agreement, Agenus provides us with certain general and administrative support, including, without limitation, financial, facilities management, human resources and information technology administrative support (the “Agenus Services”), and MiNK and Agenus provide each other with certain research and development services (the “R&D Services) and other support services, including legal and regulatory support (the “Shared Services”). We are required to pay 10% of Agenus’ costs related to the Agenus Services, and the costs of R&D Services are based upon pass-through costs related to such services plus an allocation of the costs of the employees performing the services. No payment will be due from either party for the Shared Services, provided that the services provided by each party are proportional in scope and volume. We are also entitled to use Agenus’ business offices and laboratory space and equipment in exchange for MiNK contributing a proportionate payment for the use of such facilities and equipment, and MiNK will be covered by certain Agenus insurance policies, subject to certain conditions, including MiNK paying the cost of such coverage. Either party may terminate the New Intercompany Agreement upon 60 days’ prior written notice and individual services upon 30 days’ prior written notice. Pursuant to the terms of the Intercompany General & Administrative Services Agreement and the New Intercompany Agreement, MiNK incurred expenses of $1.0 million and $2.0 million for the years ended December 31, 2023 and 2022, respectively.

On February 12, 2024, we entered into a Convertible Promissory Note Purchase Agreement (the “Purchase Agreement”) pursuant to which we issued to Agenus a convertible promissory note in the principal amount of up to $5.0 million (the “Note”). We may draw down on the principal amount of the Note from time to time with Agenus’s consent in any increment, either in the form of advancements or payments made by Agenus on the Company’s behalf. The Note carries an annual rate of interest rate of 2% (the “Interest Rate”) that accrues from the date funds are paid or advanced by Agenus to us. Interest shall accrue and not be payable until converted or paid in connection with the repayment in full of the principal amount of the Note. The Note provides that we will pay Agenus on demand the principal amount outstanding, together with any unpaid interest, on or after January 1, 2026. In the event of a qualified financing event, as described in the Note, at Agenus’s election, we must pay the principal amount outstanding and any unpaid interest, either in full or in the form of equity securities. In March 2024 we received $5.0 million from Agenus and the Note was fully drawn. As of the date hereof, there is an outstanding balance of $5 million under the Note. We have not made any principal or interest payments under the Note.

Atlant Clinical Ltd.

Effective April 12, 2022, the Company entered into a Master Services Agreement with Atlant Clinical Ltd. (“Atlant”), a subsidiary of Agenus, to provide clinical trial support services to the Company, including an eTMF platform, medical monitoring and data manager services. The Company’s Audit and Finance Committee approved the engagement under its related-party transactions policy for up to $250,000 in services. As of December 31, 2023, the Company had entered into work orders with Atlant totaling approximately $167,000, plus out of pocket expenses which are to pass through to Company at cost.

Wolf, Greenfield & Sachs, P.C.

The Company's CEO's spouse is a partner in the law firm of Wolf, Greenfield & Sachs, P.C. (“Wolf Greenfield”), which provided legal services to the Company in 2023 and 2022 and continues to do so. In the years ended December 31, 2023 and 2022, the Company incurred Wolf Greenfield fees totaling approximately $225,000 and $343,000, respectively. The Company's CEO’s spouse does not receive direct compensation from the fees paid to Wolf Greenfield by the Company and the fees paid by the Company to

Wolf Greenfield in both years was an insignificant amount of Wolf Greenfield’s annual revenues. The Company’s Audit and Finance Committee approved these services under its related-party transactions policy.

Related Party Transaction Policies and Procedures

The Audit Committee of the Board is responsible for reviewing and approving all material transactions with any related party on a continuing basis. Related parties can include any of our directors or executive officers, certain of our stockholders, and their immediate family members. This obligation is set forth in writing in our Audit Committee Charter. A copy of the Audit Committee Charter is posted on the corporate governance section of our website at https://investor.minktherapeutics.com/corporate-governance/documents-and-charters. No material on our website is part of this proxy statement. In evaluating related party transactions, our Audit Committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the Board and as individual directors. The Audit Committee will approve a related party transaction when, in its good faith judgment, the transaction is fair to, and in the best interest of, MiNK.

To identify related party transactions each year, we submit and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. We also review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. Our Code of Ethics requires all directors, officers, and employees who may have a potential or apparent conflict of interest to immediately notify management for review and approval by management and our Nominating and Corporate Governance Committee. A copy of our Code of Ethics is posted on the corporate governance section of our website at https://investor.minktherapeutics.com/corporate-governance/documents-and-charters. No material on our website is part of this proxy statement.

PROPOSAL 2—TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024

Our Audit Committee has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024. Although stockholder approval of the selection of KPMG LLP is not required by law, our Board believes that it is advisable to give stockholders an opportunity to ratify this selection.

If stockholders do not approve this proposal at the Annual Meeting, our Audit Committee will reconsider their selection of KPMG LLP. If stockholders do ratify this appointment, the Audit Committee, which has direct authority to engage our independent registered public accounting firm, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that the change would be in the best interests of MiNK and our stockholders.

The Audit Committee has approved all services provided to MiNK by KPMG LLP during 2023. Representatives of KPMG LLP are expected to be present at the 2024 Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

KPMG LLP has served as our independent registered public accounting firm since 2020.

Audit Fees

Fees incurred by us for professional services rendered by KPMG LLP for the audit of the annual consolidated financial statements and of the effective operation of internal control over financial reporting, included in our Annual Report on Form 10-K, for the reviews of the consolidated financial statements included in our Form 10-Q were $425,500 for 2023 and $400,000 for 2022. In addition, we paid KPMG LLP $32,500 and $30,900 in fees in 2023 and 2022, respectively, with respect to subsidiary audits.

Tax Fees

Fees paid to KPMG LLP associated with tax compliance services were $18,000 in 2023 and $50,176 in 2022. Fees paid to KPMG LLP associated with tax consultation services were $38,905 in 2022.

All Other Fees

We also paid $2,730 in fees in 2022 to KPMG LLP associated with accounting research and disclosure checklist tools.

Pre-Approval of Audit and Non-Audit Services

All of the KPMG LLP audit fees for 2023 and 2022 shown above, were pre-approved by the Audit Committee. The Audit Committee pre-approves all audit and other permitted non-audit services provided by our independent registered public accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular category of services and is subject to a monetary limit. Our independent registered public accounting firm and senior management periodically report to the Audit Committee the extent of services provided by the independent registered public accounting firm in accordance with the pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Vote Required

To approve Proposal 2, a majority of the votes cast by stockholders present in person or by proxy and voting on the matter must vote FOR Proposal 2. If your shares are held by your broker, bank, or nominee in “street name,” and you do not vote your shares, your broker, bank, or nominee has authority to vote your unvoted shares on Proposal 2. If the broker, bank, or nominee does not vote your unvoted shares, there will be no effect on the vote because these “broker non-votes” are not considered to be voting on the matter. Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 2, and will have no effect on the vote.

The Board of Directors recommends a vote FOR Proposal 2.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board consists entirely of independent directors who are not officers or employees of MiNK. The Board has adopted a written charter for the Audit Committee, the current version of which is available on our website https://investor.minktherapeutics.com/corporate-governance/documents-and-charters. No material on our website is part of this proxy statement.

In the course of its oversight of the Company’s reporting process, the Audit Committee of the Board has (1) reviewed and discussed with management the Company’s audited consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting for the fiscal year ended December 31, 2023, (2) discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board and SEC, and (3) discussed with KPMG LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from KPMG LLP pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.

By the Audit Committee,

Barbara Ryan, Chair
Peter Behner
Brian Corvese

ADDITIONAL INFORMATION

Stockholder Proposals for 2025 Annual Meeting of Stockholders

Proposals to be included in the Company’s proxy statement. Under SEC rules, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2025 Annual Meeting of Stockholders, the proposal must comply with Rule 14a-8 under the 1934 Act and must also meet the advance notice requirements in our bylaws applicable to all stockholder proposals (as described in the following paragraphs).

Proposals to be brought before an annual meeting. Under our bylaws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. Among other requirements, these procedures require any nomination or proposed item of business to be submitted in writing to our Chairman of the Board or Corporate Secretary at our principal executive offices. Assuming our 2025 Annual Meeting of Stockholders is not more than 30 days before or 30 days after June 12, 2025, if you wish to bring business before the 2025 Annual Meeting of Stockholders, you must give us written notice by December 30, 2024.

However, if at least 60 days’ notice or prior public disclosure of the date of the 2025 Annual Meeting of Stockholders is given or made and the date of the 2025 Annual Meeting of Stockholders is not within 30 days before or after June 12, 2025, notice by the stockholder must be received by the Company 45 days prior to the date of the 2025 Annual Meeting of Stockholders. If less than 60 days’ notice or prior public disclosure of the date of the 2025 Annual Meeting of Stockholders is given or made and the date of the 2025 Annual Meeting of Stockholders is not within 30 days before or after June 12, 2025, notice by the stockholder must be received by the Company no later than 15 days after the date MiNK sends notice of the 2025 Annual Meeting of Stockholders. If a stockholder fails to provide timely notice of a proposal to be presented at the 2025 Annual Meeting of Stockholders, the proxies designated by the Board will have discretionary authority to vote on the proposal.

In addition, stockholders who intend to solicit proxies in support of director nominees other than the Board's nominees must also provide written notice to our Chairman of the Board or Corporate Secretary that sets forth all the information required by Rule 14a-19 of the 1934 Act.

Householding of Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly provide a separate copy of either document to you if you contact Investor Relations at MiNK Therapeutics Inc., 149 Fifth Avenue, Suite 500, New York, NY 10010, or telephone or e-mail Investor Relations at 212-994-8250 or investor@minktherapeutics.com. If you want to receive separate copies of the annual report and proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holders, or you may contact us.

AN TO VIEW MATERIALS & VOTE VOTE BY INTERNET.www.proxyvote.com.scan the QR Barcode above use the internet to transmit your voting instructions and for electronic delivery of information vote by 11:50 P.M.ET on 04/01/2022 Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and so create an electronic voting instruction form. During the meeting- go to www.virtualshareholdermeeting.comINKT2022you may attend the meeting via the internet and vote during the meeting. have the information that is printed in the box marked by the arrow available and follow the instructions. Vote by phone- 1-800-690-6903 use any touch tone telephone to transmit your voting instructions. vote by 11:59 P.M. ET on 06/07/2022. have your proxy card in hand when you call and then follow the instructions. vote by mail mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to vote processing c/o Broadridge, 51 Mercedes way, Edgewood, NY 11717. mink therapeutics, inc. 149 fifth avenue suite 500 new York, NY 10010 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 CONTROL # 0000000000000000 SHARES 123,456,789.012.12345 123,456,789,012.12345 123,456,789,012. 12345 123,456

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VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 11, 2024 for shares held directly and by 11:59 P.M. ET on June 9, 2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 11, 2024 for shares held directly and by 11:59 P.M. ET on June 9, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V51157-P12907 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MINK THERAPEUTICS, INC.

	For All	Withhold All	For All Except	
The Board of Directors recommends you vote FOR ALL of the following:	☐	☐	☐	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ______

1. Election of Directors

Nominees:

01) Brian Corvese
02) Peter Behner

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V51158-P12907

MINK THERAPEUTICS, INC.
Annual Meeting of Stockholders
June 12, 2024 at 9:30 AM
This proxy is solicited on behalf of the Board of Directors

The undersigned stockholder(s) of Mink Therapeutics, Inc. (the "Company") hereby appoint(s) Garo H. Armen, Ph.D. and Robert Foster, or either of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 12, 2024, via live webcast at www.virtualshareholdermeeting.com/INKT2024, and all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. PLEASE SIGN AND MAIL THIS PROXY TODAY.

Continued and to be signed on reverse side

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